Exhibit 99(a)(11)

To:	The Directors
Unicorn (“Offeror”)

19 April, 2004

Dear Sirs,

In connection with our mutual consideration of a possible offer by Offeror to acquire the issued ordinary share capital of Centaur (“Offeree”) (the “Proposed Transaction”), this letter sets out the terms on which both of us agree to supply each other with certain confidential information.

In this letter:

Authorised Recipients means, to the extent that they need access to Information for the purposes of or in connection with evaluating or negotiating the Proposed Transaction, other members of, as the case may be, the Offeror’s Group and the Offeree’s Group and each of the officers, employees, advisers, agents and representatives of the Offeror and the Offeree and the members of their Groups;

Connected Persons means, in relation to each of Offeror and Offeree, other members of the Offeree’s or Offeror’s Group and each of Offeree’s or Offeror’s and their respective officers, employees, advisers, agents and representatives, as the case maybe;

Group means, in relation to each of Offeror and Offeree, Offeror or Offeree, as the case may be, and each of its respective subsidiary undertakings as defined in the Companies Act 1985; and

Information means all information, of whatever nature, supplied by or on behalf of each of Offeror and Offeree to Offeror and Offeree (as the case may be) or its Authorised Recipients relating wholly or partly to Offeror’s Group or Offeree’s Group (as the case may be), whether orally, in writing or in any form or medium and whether before or after the date of this letter (including but not limited to information concerning Offeror Group’s and Offeree Group’s (as the case may be) business, assets, affairs, employees, customers and suppliers), together with all analyses, memoranda or other documents or information which contain or reflect or are generated from such information.

In consideration of each of Offeror and Offeree agreeing to supply Information to the other, each of Offeror and Offeree undertakes and agrees with the other as follows:

1.                                      Duty of Confidentiality

1.1                                 Offeror and Offeree shall each hold the Information supplied to it or its Authorised Recipients in strict confidence and will not disclose, copy, reproduce or distribute any of it or otherwise make it available to any person other than an Authorised Recipient (on condition that they will not disclose, copy, reproduce, distribute or otherwise make it available to any other person who is not an Authorised Recipient) or otherwise without the other’s specific prior written approval (which may be withheld in the other’s absolute discretion).

1.2                                 Offeror and Offeree and each of their respective Authorised Recipients shall use the Information solely for the purpose of evaluating and negotiating the Proposed Transaction and for no other purpose.

1.3                                 Offeror and Offeree shall ensure that each of their respective Authorised Recipients to whom Information is disclosed is made aware of (in advance of disclosure), and adheres to, the terms of this letter.

1.4                                 Offeror and Offeree and each of their respective Authorised Recipients shall keep the Information securely and properly protected against theft, damage, loss and unauthorised access (including access by electronic means).  Each of Offeror and Offeree shall notify the other as soon as reasonably practicable upon becoming aware that any of the Information has been disclosed to or obtained by a third party as a result of any breach by it of this Agreement.

1.5                                 Each of Offeror and Offeree shall be responsible for any breach of the terms of this letter by any of its Authorised Recipients.

1.6                                 Each of Offeror and Offeree shall apply for any Information it requires, and shall direct enquiries concerning any Information supplied, only to such authorised representative(s) of the other as may be notified to it by the other.

2.                                      Exceptions

The undertakings in paragraph 1 shall not apply to Information which:

(a)                                  at the time of supply is in the public domain;

(b)                                 subsequently comes into the public domain, except through breach of the undertakings set out in this letter or through breach of any other duty of confidentiality owed to the other’s Group relating to that Information;

(c)                                  is already in the lawful possession of the Offeror or Offeree (as the case may be) or their Authorised Recipients (as evidenced by written records);

(d)                                 subsequently comes lawfully into the possession of Offeror or Offeree (as the case may be) from a third party who does not owe Offeror or Offeree or any of their respective Connected Persons (as the case may be) an obligation of confidence in relation to it; or

(e)                                  is required to be disclosed by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), as long as and to the extent reasonably practicable Offeror or Offeree (as the case may be) consults with the other before such disclosure on the proposed form, timing, nature and purpose of the disclosure.

3.                                      Announcements; Shareholders

3.1                                 Each of Offeror and Offeree shall not, without the other’s prior written consent, reveal to any person other than one of its Authorised Recipients or otherwise announce that the Proposed Transaction is under consideration, that negotiations or discussions are taking place between Offeror and Offeree, the status or progress of such negotiations or that Information has been provided, save as provided in 3.2 or 3.4 below and provided that Offeree may confirm the existence of talks relating to the Proposed Transaction to another person (but may not name or reveal the identity of Offeror to any such person).

3.2                                 The restrictions in subparagraph 3.1 above will not apply if, and to the extent that, an announcement is required by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), as long as Offeror or Offeree (as the case may be) first consults with the other, to the extent reasonably practicable, on the proposed form, timing, nature and purpose of the announcement.

3.3                                 Subject to paragraph 3.4 and without prejudice to the previous provisions of this paragraph, neither Offeror nor Offeree nor their respective officers, employees, advisers, agents or representatives, without the other’s prior written consent, shall discuss the Proposed Transaction or any aspect of it with any of the other’s shareholders, whether or not the Proposed Transaction or the fact of talks in relation to it have become public knowledge.

3.4                                 If a third party (not acting in concert with Offeror) announces a firm intention to make an offer for Offeree then Offeror and Offeree may discuss the Proposed Transaction or any aspect of it with any of Offeree’s shareholders.

4.                                      Return/Destruction of Information

Upon the written request of the other, each of Offeror and Offeree will immediately at its own cost and expense:

(a)                                  return to the other or destroy (without keeping any copies) all documents containing Information provided to it or its Authorised Recipients by or on behalf of the other, whether or not in the possession of Offeror or the Offeree (as the case may be);

(b)                                 destroy or keep confidential on the terms of this letter all copies of any analyses, memoranda or other documents derived from the Information, whether or not in the possession of Offeror or the Offeree (as the case may be); and

(c)                                  use reasonable efforts to expunge all Information from any computer, word processor or other device containing the Information and belonging to the Offeror or the Offeree (as the case may be), its Authorised Recipients or any other person in which it is held,

Provided that the Offeror or the Offeree (as the case may be) and each of their respective Authorised Recipients shall be entitled to retain information referred to in paragraphs (a) to (c) above in order to comply with legal or regulatory requirements subject to the continuing duty of confidentiality imposed hereunder.

If so requested by the other, each of the Offeror and the Offeree shall confirm to the other in writing that the obligations contained in this paragraph have been complied with.

5.                                      No Representation or Warranty

5.1                                 Each of Offeror and Offeree acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that the Information does not purport to be all inclusive and that no representation or warranty has been or will be made by the other or any of the other’s Connected Persons as to the accuracy, reliability or completeness of any of the Information supplied to it or its Authorised Recipients.

5.2                                 Each of Offeror and Offeree acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that neither the Offeree Group nor the Offeror Group (as the case may be) nor any of their Connected Persons shall:

(a)                                  have any liability to it or to any other person resulting from the use of Information bythem; or

(b)                                 be under any obligation to provide further Information, update Information or correct any inaccuracies in Information.

This subparagraph does not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

5.3                                 Save as expressly set out in this letter, each of Offeror and Offeree acknowledges and agrees on its own behalf and on behalf of its Authorised Recipients that neither Offeror, Offeree (as the case may be) nor any of their Connected Persons shall have any duty of care to the other or its Authorised Recipients or to any other person.

6.                                      Insider Dealing

6.1                                 Each of Offeror and Offeree acknowledges and agrees that the Proposed Transaction and some or all of the Information may be inside information and/or price sensitive information and/or material non-public information relating to the securities of the other and that accordingly provisions of applicable securities laws may restrict or prohibit the use and/or disclosure of such information.

6.2                                 Each of the Offeror and Offeree agrees that it will not use the Information to deal in any securities of Offeror or Offeree (as the case may be) or in any securities whose price or value may be related to or affected by the price or value of Offeror or Offeree securities or in any derivative products related to any such securities or interests in any of them or to encourage another person to deal, except as permitted by applicable law and in accordance with the terms of this letter.

7.                                      Standstill Obligation

7.1                                 Except for the purposes of implementing the Proposed Transaction where the board of directors of the other has agreed to recommend the offer, neither Offeror nor Offeree will before the date which is 6 months from date of this letter, without the other’s written consent:

(a)                                  acquire or offer to acquire, or cause another person to acquire or offer to acquire, an interest in any shares or other securities of the other or enter into an agreement or arrangement (whether or not legally binding) or do or omit to do any act as a result of which it or any person may acquire an interest in any shares or other securities of the other;

(b)                                 announce or make, or cause another person to announce or make, any sort of offer for any shares or other securities of the other;

(c)                                  enter into any agreement or arrangement (whether or not legally binding) or do or omit to do any act as a result of which it or any person may become obliged to announce or to make any sort of offer for any shares or other securities of the other;

(d)                                 make or in any way participate, directly or indirectly, in any solicitation of proxies or votes or any attempt to influence votes from or by any holder of voting shares or other securities of the other in connection with any vote of holders of voting shares or other securities of the other; or

(e)                                  form, join or in any way participate in any concert party arrangement with respect to any securities of the other (for these purposes concert party arrangement shall mean two or more persons acting in concert as defined in the City Code on Takeovers and Mergers).

7.2                                 The restrictions in sub-paragraph 7.1 above will cease to apply if:

(a)                                  the board of directors of the other agrees to recommend an offer for Offeror or Offeree (as the case may be) by Offeror or Offeree (as the case may be) or any member of their Groups; or

(b)                                 a third party (not acting in concert with Offeror or Offeree (as the case may be)) announces a firm intention to make an offer for Offeror or Offeree.

8.                                      Market Abuse

8.1                                 It is acknowledged by each of Offeror and Offeree that Information is provided hereunder in connection with the on-going negotiation of the Proposed Transaction, for the purpose of facilitating negotiations regarding the Proposed Transaction.

8.2                                 In accordance with relevant legal and regulatory requirements and practices, each of Offeror and Offeree agrees that the Information is given in confidence in accordance with the terms of this letter, and it will not base any behaviour in relation to any securities of the other or any other relevant securities or investments, which would amount to market abuse (or any equivalent term under Belgian law), on any Information unless and until such Information is generally available without any breach of the terms of this letter.

9.                                      Non-Solicitation

9.1                                 Without the prior written consent of the other, neither Offeror nor Offeree nor any other member of Offeror’s or Offeree’s Group (as the case may be) will, before the date which is 12 months from the date of this letter, either directly or indirectly, alone or with others, solicit for employment or employ any person who is now employed by a member of the Offeror Group or Offeree Group (as the case may be) and who is, in relation to that member’s business, a senior or key employee and who is involved in the negotiations relating to the Proposed Transaction or is specifically identified in any part of the Information supplied by Offeree or Offeror (as the case may be) or any of its Connected Persons.

9.2                                 The restrictions in subparagraph 9.1 shall not apply to the employment of any person following an unsolicited approach by that person at his own instigation or in response to an advertisement placed in the national, local or trade press or in response to an approach made by a headhunter without the person having first been identified to the headhunter by or on behalf of Offeror or Offeree (as the case may be) or any other member of the Offeror’s Group or Offeree’s Group (as the case may be).

9.3                                 Offeree agrees that for a period of 6 months from the date of this letter neither it nor its Connected Persons, will solicit the submission or making of any other offer or proposal to acquire the issued share capital of the Offeree.  For the avoidance of doubt, nothing in this paragraph 9.3 shall prevent Offeree from responding to or pursuing any unsolicited approach it receives hereafter or any approach it has already received.

10.                               General

10.1                           Without affecting any other rights or remedies that members of the Offeror Group or the Offeree Group (as the case may be) may have, each of Offeror and Offeree’s representatives acknowledges that Offeror or Offeree or any of the members of their respective Groups may be irreparably harmed by any breach of the terms of this letter and that damages alone may not necessarily be an adequate remedy.  Accordingly, members of Offeror Group or Offeree Group, as appropriate, shall be entitled to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this letter.

10.2                           Each of Offeror and Offeree acknowledges and agrees that the obligations set out in this letter will survive completion of negotiations or discussions between Offeror and Offeree, whether or not the Proposed Transaction is implemented.

10.3                           If any provision of this letter is held to be invalid or unenforceable, that provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this letter, but without invalidating any of the remaining provisions.

10.4                           Any applications for consent from or notifications to Offeree in relation to this letter should be made in writing and addressed to Mr. John Slater and in relation to Offeror Mr Mohamed Chaoui.

10.5                           No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver of it, nor will any single or partial exercise of any right, power or privilege under this letter preclude any other or further exercise of it or of any other right, power or privilege under this letter or otherwise.

10.6                           The terms of this letter may not be varied or terminated without the prior written consent of Offeree.

10.7                           The Connected Persons of Offeror and Offeree may enforce the terms of this letter against Offeror or Offeree (as the case may be) under the Contracts (Rights of Third Parties) Act 1999.

10.8                           Notwithstanding the provisions of sub-paragraph 10.7, no consent is required from any Connected Person of Offeror or Offeree for any variation (including any release or compromise in whole or in part of any liability) or termination of this letter.

10.9                           Each of Offeror and Offeree confirms that it is acting in this matter as principal and not as an agent or broker for any other person.

10.10                     This letter and the relationship between the parties shall be governed by, and construed in accordance with, English law.  For the benefit of the other, each of Offeror and Offeree submits to the non-exclusive jurisdiction of the English courts for all purposes relating to this letter and Offeror irrevocably appoints the person named below as its agent for service of process relating to any proceedings before the English courts in connection with this letter.  Nothing in this letter shall limit any right of either Offeror or Offeree to bring proceedings against the other in any other jurisdiction.

Please confirm your agreement by signing and returning to us a copy of this letter.

Yours faithfully,

By

for and on behalf of

Offeree

Agreed and Accepted

By

for and on behalf of

Offeror

Offeror’s agent for service of process in UK:

Name: Unicorn Pharma Limited

Address: 3 George Street, Watford, Hertfordshire WD1 8UH